Exhibit 99.2

2seventy bio Shares Key Milestones and Business Updates for 2022
ABECMA generated approximately $150M U.S. revenue in 2021, equally shared by 2seventy bio and Bristol Myers Squibb; anticipate continued ABECMA growth in 2022 with $250-300M U.S. revenue
bbT369 IND cleared - program tests three layers of innovation in B-NHL; achieved goal of two new INDs submitted and cleared by FDA in 2021; patient enrollment underway in studies in B-NHL and AML
New solid tumor CAR T program targeting MUC16 unveiled
Ended 2021 with approximately $360M cash, anticipate reduced net cash spend for 2022 of $220-250M with runway into 2H23
CAMBRIDGE, Mass.— (BUSINESS WIRE)—January 11, 2022—2seventy bio, Inc. (Nasdaq: TSVT), an emerging immuno-oncology cell therapy company, today provided an update on the company’s outlook for 2022.
“It has been a privilege to launch 2seventy bio with such a strong foundation out of the gate including a first-in-class CAR-T for multiple myeloma with $1-2B late lines global peak sales potential, a highly differentiated product engine already delivering candidates to the clinic, strong financial health with a disciplined operating structure and a team that has extensive experience in the cell therapy field,” said Nick Leschly, chief kairos officer. “As we double down on our goal of leading the future of oncology cell therapy, our vision is simple: design, learn and iterate to build the most powerful T-cell based solutions for patients with cancer. We are one of few companies that have the tools, infrastructure, experience and heart to deliver these new medicines with potential to create more time for our patients.”
ABECMA
Since receiving FDA approval for ABECMA® on March 26, 2021, ABECMA has generated approximately $150M in total U.S. revenue, which is shared equally by 2seventy bio and Bristol Myers Squibb (BMS). In response to significant demand, 2seventy bio and BMS are investing to increase capacity across the supply chain, with the goal to improve capacity and treat substantially more patients in the U.S. commercial setting. We anticipate U.S. revenue of $250-300M in 2022. We expect revenue to be driven by continued strong demand in 2022-2023 and to grow into 2023 and beyond. We continue to invest in earlier lines of therapy with data anticipated from the proof-of-concept KarMMa-2 study in second-line patients by the end of 2022, and potentially pivotal data, anticipated in 2023, from the registrational KarMMa-3 study in third-line patients. Based on the forecasted commercial ramp and the investment in earlier lines of therapy, we expect that ABECMA’s success will contribute cash back to fund the rest of the 2seventy bio pipeline starting in 2023.
Recently presented results from the ongoing CRB-402 clinical study of bb21217, a next-generation anti-BCMA CAR T, confirmed the hypothesis that bb21217 has more naïve T cell-phenotype and delivered encouraging durability of responses for patients achieving complete response. Based on the strength of the ABECMA clinical data and high commercial interest, 2seventy bio and BMS do not plan to pursue further development of bb21217. 2seventy bio will leverage the learnings from this program to further strengthen its oncology pipeline.
PIPELINE
“With the IND for our first regulatable CAR T cell program (SC-DARIC33 for the treatment of pediatric and young adult AML), in collaboration with Seattle Children’s Therapeutics, cleared earlier in 2021 and the recent clearance of the IND for our bbT369 program for the treatment of B-NHL, we have achieved our goal of delivering two INDs in 2021,” said Philip Gregory, D.Phil., chief scientific officer. “More than just numbers, each of these programs is an example of the type of bold and innovative product candidates that will be the hallmark of 2seventy bio’s medicines. Of course, this is just the beginning of what we anticipate emerging from our research engine, which is fueled by a suite of tools and technologies that enable us to focus on the biology of cancer and create fit-for-purpose cell therapies with the goal of achieving deep and durable responses.”
bbT369 IND Cleared – In December 2021, the FDA cleared the Investigational New Drug (IND) application for bbT369, an investigational dual-targeted CAR T cell therapy with a gene edit for patients with relapsed/refractory B cell non-Hodgkin lymphoma (B-NHL). bbT369 has three layers of innovation. First, it targets a novel combination of antigens highly expressed in B cell lymphomas (CD79a and CD20) in an effort to achieve improved anti-tumor efficacy and to address antigen escape, a known mechanism of resistance to CD19-targeted CAR T cell therapy. Second, we provide split co-stimulation to drive robust T cell activation in response to either antigen. Third, the CAR T cell is also edited to remove CBL-B, a negative regulator of T cell function, which we believe will drive increased expansion, resist anergy and maintain potency in sub-optimal conditions for T cell activation. Preclinical studies demonstrated bbT369 activity against single and low antigen tumors and achieved deep and durable responses. CRC-403 (NCT05169489), an open-label, multi-site Phase 1/2 dose-escalation study of bbT369, will begin enrollment in early 2022 and will serve as a proof-of-concept assessment of 2seventy bio's proprietary gene editing platform, dual-targeting strategies and split co-stimulation signaling technology.
MUC-16 Program – Today, as part of a strategic collaboration between Regeneron and 2seventy bio, the companies named their first CAR-based solid tumor program utilizing bbT4015, an engineered CAR T cell therapy targeting MUC16. MUC16 is a large extracellular protein expressed on >80% of ovarian tumors. Preclinical data have shown robust single agent (CAR T alone) activity, including in stringent tumor rechallenge models. This program represents a platform for titratable pharmacologic combination approaches to enhance CAR T cell activity with the goal of developing a best-in-class cell therapy. The companies anticipate pursuing an IND in 2023.
FINANCIAL OUTLOOK
2seventy bio entered 2022 with approximately $360M in cash, cash equivalents and marketable securities. The company has done significant work and prioritization in order to reshape the cost structure and increase the proportion of investment on R&D while streamlining general and administrative costs. 2seventy bio anticipates a net cash spend of $220-250M for 2022 and a cash runway into the second half of 2023 based on existing cash, cash equivalents and marketable securities.
UPCOMING ANTICIPATED MILESTONES
ABECMA
•Anticipate $250-300M total U.S. revenue in 2022
•Increasing manufacturing capacity throughout 2022
•KarMMa-2 study in 2L proof-of-concept data in 2022
•KarMMa-3 study in 3L+ registrational data in 2023
Pipeline
•Infusion of first patients in PLAT-08 study of SC-DARIC33 in AML in 2022
•Initial assessment of feasibility of SC-DARIC33 drug product manufacturing and drug regulated anti-CD33 activity in 2H 2022
•Infusion of first patients in CRC-403 study of bbT369 in B-NHL in 2022
•Initial assessment of feasibility of bbT369 drug product manufacturing and patient safety in 2H 2022
Investor Content Available on 2seventybio.com
An updated corporate presentation can be found on the investor relations section of our website, https://ir.2seventybio.com. For more detail on 2seventy bio’s pipeline, programs and strategic vision, please visit https://ir.2seventybio.com/videos to view video messages from our leadership team.
About ABECMA (idecabtagene vicleucel; ide-cel)
ABECMA is the first-in-class B-cell maturation antigen (BCMA)-directed chimeric antigen receptor (CAR) T cell immunotherapy approved in the U.S. for the treatment of adult patients with relapsed or refractory multiple myeloma after four or more prior lines of therapy, including an immunomodulatory agent, a proteasome inhibitor and an anti-CD38 monoclonal antibody. ABECMA has also received approval in the European Union, Canada and Switzerland. ABECMA recognizes and binds to BCMA on the surface of multiple myeloma cells leading to CAR T cell proliferation, cytokine secretion and subsequent cytolytic killing of BCMA-expressing cells. ABECMA is being jointly developed and commercialized in the U.S. as part of a Co-Development, Co-Promotion and Profit Share Agreement with 2seventy bio and Bristol Myers Squibb. Bristol Myers Squibb continues to assume sole responsibility for ABECMA drug product manufacturing and commercialization outside of the U.S.
2seventy bio and Bristol Myers Squibb’s broad clinical development program for ABECMA includes clinical studies (KarMMa-2, KarMMa-3, KarMMa-4, KarMMa-7) in earlier lines of treatment for patients with multiple myeloma, including newly diagnosed multiple myeloma. For more information visit clinicaltrials.gov.
About 2seventy bio
Our name, 2seventy bio, reflects why we do what we do - TIME. Cancer rips time away, and our goal is to work at the maximum speed of translating human thought into action – 270 miles per hour – to give the people we serve more time. We are building the leading immuno-oncology cell therapy company, focused on discovering and developing new therapies that truly disrupt the cancer treatment landscape With a deep understanding of the human body’s immune response to tumor cells and how to translate cell therapies into practice, we’re applying this knowledge to deliver next generation cellular therapies that focus on a broad range of hematologic malignancies, including the first FDA-approved CAR T cell therapy for multiple myeloma, as well as solid tumors. Our research and development is focused on delivering therapies that are designed with the goal to “think” smarter and faster than the disease. Importantly, we remain focused on accomplishing these goals by staying genuine and authentic to our “why” and keeping our people and culture top of mind every day.
For more information, visit www.2seventybio.com.
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Cautionary Note Regarding Forward-Looking Statements
This release contains “forward-looking statements”. These statements include, but are not limited to: statements about our plans, strategies, timelines and expectations with respect to the development, manufacture or sale of our product candidates, including the initiation and completion of pre-clinical and clinical studies; timelines for the results of ongoing and planned clinical trials for our product candidates and for ABECMA (ide-cel) in additional indications; the timing or likelihood of regulatory filings and acceptances and approvals thereof; expectations as to the market size for ABECMA and any other approved product we may successfully develop; the progress and results of our commercialization of ABECMA, including our goal of increasing manufacturing capacity and the number of patients that are expected to be treated with ABECMA in the commercial setting in 2022; anticipated revenues resulting from sales of ABECMA; statements about the efficacy and perceived therapeutic benefits of our product candidates and the potential indications and market opportunities therefor; statements about the strategic plans for 2seventy bio and potential corporate development opportunities, including benefits received from collaborations; statements about our ability to operate as a stand-alone company and execute our strategic priorities; and expectations regarding our use of capital, expenses and other future financial results, including our net cash spend in 2022. Any forward-looking statements in this press release are based on management's current expectations and beliefs and are subject to a number of risks, uncertainties and important factors that may cause actual events or results to differ materially from those expressed or implied by any forward-looking statements contained in this press release, including, without limitation,; the risk that interim, “topline,” and preliminary data from our clinical trials that we announce or publish from time to time may change as more patient data become available and are subject to confirmation, audit, and verification procedures that could result in material changes in the final data; the risk that we may fail to demonstrate the safety and efficacy of our product candidates to the satisfaction of applicable regulatory authorities; the risk that the market opportunities for our approved product or any future approved product are smaller than we believe they are; the risk that BMS, upon whom we rely for the successful development and commercialization of ABECMA does not devote sufficient resources thereto, is unsuccessful in its efforts, or chooses to terminate its agreements with us; the risk that we and/or BMS will be unable to increase manufacturing and supply capacity for ABECMA; the risk that our BLAs and INDs will not be accepted for filing by the FDA on the timeline that we expect, or at all; the risk that our plans with respect to the preclinical and clinical development and regulatory approval of our product candidates may not be successfully achieved on the planned timeline, or at all; the risk that ABECMA will not be as commercially successful as we may anticipate; and the risk that we are unable to manage our operating expenses or cash use for operations. For a discussion of other risks and uncertainties, and other important factors, any of which could cause our actual results to differ from those contained in the forward-looking statements, see the section entitled “Risk Factors” in the information statement contained in our Registration Statement on Form 10, as supplemented and/or modified by our most recent Quarterly Report on Form 10-Q and any other filings that we have made or will make with the Securities and Exchange Commission in the future. All information in this press release is as of the date of the release, and 2seventy bio undertakes no duty to update this information unless required by law.
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Investors:
Elizabeth Pingpank, 860-463-0469
elizabeth.pingpank@2seventybio.com
Media:
Victoria Wagner (von Rinteln), 703-599-2868
victoria.wagner@2seventybio.com
Morgan Adams, 774-313-9852
morgan.adams@2seventybio.com